Filed Pursuant to Rule 424(B)(5)
Registration No. 333-141464

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 3, 2007

Prospectus Supplement
(To Prospectus dated April 2, 2007)

3,500,000 Shares

Common Stock

We are offering up to 3,500,000 shares of our common stock. We will receive all of the net proceeds from the sale of such common stock.

Our common stock is traded on the NASDAQ Global Market under the symbol ‘‘GCOM.’’ The last reported sale price of our common stock on the NASDAQ Global Market on August 2, 2007 was $11.87 per share.

Our business and an investment in our common stock involve significant risks. These risks are described in our annual report on Form 10-K for the year ended June 30, 2006 and in our quarterly report on Form 10-Q for the nine-month period ended March 31, 2007, each incorporated by reference in this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commission	$	$
Proceeds, before expenses, to us	$	$

We have granted the underwriters an option exercisable for 30 days after the date of this prospectus supplement to purchase up to an additional 525,000 shares of common stock from us on the same terms and conditions as set forth above to cover overallotments.

The underwriters expect to deliver the shares to purchasers on or about         , 2007.

Needham & Company, LLC	Stephens Inc.

Susquehanna Financial Group, LLLP

The date of this prospectus supplement is August     , 2007

GSI
GLOBECOMM
A LITTLE BIT OF SATELLITE GOES A LONG WAY

The purpose of this prospectus supplement is to provide supplemental information regarding Globecomm Systems Inc. in connection with the offering. You should carefully read this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein before you invest. These documents contain important information you should consider when making your investment decision. This prospectus supplement may add, update or change information contained in the accompanying prospectus.

You should rely only on information contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different. We are offering the common stock only in jurisdictions where such offers are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus.

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ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about this offering of shares of our common stock in two separate documents: (a) the accompanying prospectus, which provides general information, some of which may not apply to this offering; and (b) this prospectus supplement, which describes the specific details regarding this offering. Generally, when we refer to this ‘‘prospectus,’’ we are referring to both documents combined. Additional information is incorporated by reference in this prospectus. See ‘‘Where You Can Find More Information.’’

If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

This prospectus supplement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Also, documents that we incorporate by reference into this prospectus supplement, including documents that we subsequently file with the Securities and Exchange Commission (the ‘‘SEC’’), will contain forward-looking statements. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words ‘‘may,’’ ‘‘will,’’ ‘‘could,’’ ‘‘should,’’ ‘‘expect,’’ ‘‘anticipate,’’ ‘‘intend,’’ ‘‘estimate,’’ ‘‘believe,’’ ‘‘project,’’ ‘‘plan,’’ ‘‘assume’’ or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained or incorporated by reference in this prospectus supplement regarding our future strategy, future operations, projected financial position, proposed products, estimated future revenues, projected costs, future prospects, the future of our industry and results that might be obtained by pursuing management’s current plans and objectives are forward-looking statements.

You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus supplement, or, in the case of forward-looking statements incorporated by reference, the date of the filing that includes the statement. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in our most recent Annual Report on Form 10-K, including without limitation under the captions ‘‘Risk Factors’’ and ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations,’’ and in other documents that we may file with the SEC, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus supplement.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus supplement and the accompanying prospectus, including the ‘‘Risk Factors’’ section and our consolidated financial statements, as well as the other information incorporated by reference herein and therein, before making an investment decision.

The Company

Globecomm Systems Inc. (‘‘us’’, ‘‘we’’ or ‘‘Globecomm’’) is a leading provider of satellite-based communications infrastructure solutions and services on a global basis. Our goal is to provide our customers with a comprehensive suite of design, engineering, installation and integration solutions, managed network services and lifecycle support services, by employing our expertise in emerging satellite-based communication technologies. By offering both infrastructure solutions and services, we provide our customers with a complete end-to-end solution for their satellite-based communications requirements. We believe our integrated approach of combining in-house design and engineering expertise with world-class teleport and network operating centers is a competitive advantage and enables us to meet our customers’ needs in a timely and cost-effective manner.

Infrastructure Solutions

Our infrastructure solutions consist of the design, engineering, integration and installation of ground segment systems and networks, which are deployed in communications networks that include a satellite component. We combine our expert engineering and design capabilities with state-of-the-art technologies and products to provide solutions for building and maintaining satellite earth stations, uplink centers, broadcast centers and Internet Protocol-based (IP) communication networks. In the case of complex IP-based networks, our infrastructure solutions support a wide range of network applications and facilitate ‘‘quadruple play’’ services, comprised of video, data, voice and wireless communications.

A key component of our infrastructure solutions is our product line of pre-engineered fixed and mobile/transportable satellite terminals and network management systems, which are marketed under the Summit™ and Explorer™ brands. These products utilize highly integrated electronics to assure high reliability and rapid response and to provide ease of operation in a low cost, small and lightweight format. Our network management software, which is marketed under the AxxSys® brand, is designed for management and control of third-party satellite and terrestrial-based network equipment and can be configured to communicate with serial or discrete monitors and control interfaces offered by major third-party vendors.

Services

Our services business consists of managed network services and lifecycle support services for a broad variety of communications applications. Both of these services can be offered as part of our infrastructure solutions or on a stand-alone basis and are typically provided under multi-year contracts.

Our managed network services include content distribution, Internet and data, very small aperture terminal (VSAT) multi-mode, IP telephony services and business restoral, and can be offered on either a standardized or customized basis to best meet our customers’ needs. Our managed network services leverage our world class infrastructure, including our teleports, 24/7 Network Operations Centers (NOCs) and data centers located in Hauppauge, New York and Laurel, Maryland. These facilities have Department of Defense (DoD) facility clearance and have multiple connections to the public switched telephone network (PSTN), multiple redundant fiber rings and emergency backup power systems.

Our life cycle support services include installation, network monitoring, help desk and maintenance services. We leverage these services by utilizing our facilities infrastructure, engineering personnel and network of skilled technicians. We have maintenance partners in over 40 countries that provide us access to skilled technicians who can cover most areas of the world.

Our customers include the U.S. and foreign governments and governmental agencies, as well as communications service providers, commercial enterprises, broadcasters and other media content providers worldwide. Our government customers include both military and civilian departments and agencies such as U.S. Customs and Border Protection, U.S. Department of State, Federal Emergency Management Agency and NATO. We also partner with leading defense companies such as Harris Corporation and Raytheon Company. Our commercial, communications and broadcast/media customers include leading companies such as Hughes Network Systems, SES Americom, Showtime Networks Inc. and Sirius Satellite Radio.

For the nine months ended March 31, 2007 our total revenues were $101.6 million and our net income was $5.1 million, as compared to $90.5 million and $3.0 million, respectively, for the corresponding period in 2006. This represents growth rates of 12.2% in total revenues and 69.1% in net income for the nine months ended March 31, 2007 as compared to the corresponding period in 2006.

On a pro forma basis for our acquisition of the GlobalSat division of Lyman Bros., Inc., for the nine months ended March 31, 2007 our total revenues were $119.9 million and our net income was $5.7 million.

Our Market Opportunity and Market Trends

Satellite is a well-established transport medium for delivering both analog and digital content and plays an important role in the delivery of voice and data communications, Internet access and broadcast video over next generation IP-based communication networks. The global market for satellite and terrestrial-based systems and services is large and growing. According to the Satellite Industry Association, the global satellite market grew 11% annually between 2001 and 2006 and 20% between 2005 and 2006. The satellite industry today generates over $105 billion in annual revenue. Satellite services, which include direct broadcast (DBS), fixed satellite, VSATs and mobile satellite, grew 14% annually between 2001 and 2006 and 19% between 2005 and 2006 and comprised over 60% of total industry revenues in 2006. Satellite ground equipment, which includes gateways, NOCs, satellite news gathering equipment, flyaways, VSATS, DBS dishes, satellite radios and satellite phones, grew 8% annually between 2001 and 2006 and 14% between 2005 and 2006 and comprised over 25% of total industry revenues in 2006.

Historically, the core backbone infrastructure utilized by major communications service providers did not include IP-based technology. However, continuous advancements in this technology have enabled IP-based networks to provide video, data, voice and wireless communications services cost-effectively, reliably and efficiently. As a result, communications service providers are now introducing converged networks that utilize IP-based technology in conjunction with traditional backbone infrastructure, which offers significant cost savings and facilitates the rapid deployment of new services.

Satellite can be an important component in converged IP-based networks due to its well-developed global infrastructure, its ability to provide connectivity in remote areas and to backhaul mobile traffic and its effectiveness as a point-to-point and point-to-multi-point medium for the distribution of content. As a result, communications service providers are making large investments in satellite transmission, reception and distribution infrastructure in order to fully reap the benefits of a converged IP-based network.

We believe the markets in which we directly operate have been impacted by many factors including the following:

Increased Demand for Complex IP-based Communications Networks.    Communication service providers, including carriers and cable companies, are today offering converged ‘‘triple play’’ services that include video, data and voice. Carriers, in response to competition from the cable companies, are increasingly offering ‘‘quadruple play’’ services that also include mobile communications. In order to deploy these services reliably and efficiently, network operators are replacing multiple legacy networks with a single complex IP-based infrastructure. The benefits of complex IP-based communications infrastructure for network providers include cost efficiencies and the ability to rapidly deploy new services without significant new investments in network infrastructure. In addition, carriers can increase average revenues per user and reduce customer churn, while providing a more affordable, bundled offering to consumers.

Efforts by Developing Countries and Rural Communities to Upgrade their Communication Systems.    Many developing countries and rural communities are committing significant resources to, and are placing a high priority on, developing and upgrading their communications systems, particularly in response to a growing demand for mobile communications in low-density areas. Many of these countries and communities lack the financial resources to install extensive land-based fiber optic networks, particularly over large geographic areas or undeveloped terrain that make the installation of telecommunications infrastructure cost-prohibitive. As a cost-effective, one-to-many medium, satellite-based communications are ideally suited for low-density areas and are increasingly being used for a number of applications including the backhaul of mobile traffic from base stations located in these areas.

Rapid Growth of the Content Management and Distribution Services Market.    The worldwide adoption of satellite technology and the transition from analog to digital transmission have prompted the rapid emergence of new broadcasters, and have increasingly led broadcasters to target a global audience. Within the last decade, new technologies such as high definition television (HDTV) and IP television (IPTV) have emerged in the broadcasting industry, which has led to new content and channel offerings targeted to both regional and global audiences. We believe satellite and terrestrial-based infrastructure and services are uniquely positioned to accelerate the deployment of these new technologies.

Emergence of Information-Based, Network-Centric Operations.    Governmental organizations around the world, including those of the United States, European Union and NATO nations, increasingly demand a networked military or peacekeeping force that can access real-time information using mobile equipment to create actionable intelligence, support and logistics in order to improve situational awareness and achieve information superiority. Situational awareness, defined by knowledge of the location and strength of friendly and unfriendly forces during battle, can increase the likelihood of success during a conflict, especially in hostile and unpredictable environments. These militaries are increasingly deploying pre-engineered, commercial off-the-shelf-based (COTS-based) solutions in support of their network-centric operations, including fixed and mobile satellite terminals. Pre-engineered, COTS-based solutions are easier to implement, quicker to deploy and less expensive than custom systems, thus providing flexibility and facilitating interoperability with other systems.

Outsourcing of Network Management.    Companies and governments have increasingly outsourced the management of their communications and data networks in recent years. This trend has been driven by the need for these organizations to lower the total cost of information technology service delivery and to refocus resources on their core activities. The increasing complexity of networks and the proliferation of new technologies deployed across these networks require systems management expertise. Furthermore, a growing awareness of business continuity and disaster recovery planning is leading businesses to store an increasing amount of data in secure, off-site facilities that they can access in real-time through high-speed terrestrial/satellite communications networks.

Our Solutions

Our solutions and services fit within the following four categories:

Systems Design and Integration Services.    We design, integrate, install, test and commission facilities and complex communications networks to meet the specific needs of our customers. Our custom systems design and integration services are largely focused on requirements for satellite earth stations, uplink centers, broadcast centers and IP-based networks. This segment of our business is based on our core expert engineering capabilities in satellite earth station and network design, broadcast engineering, IP-based network engineering and network management system design. For instance, we have developed our proprietary, patent-pending SatCell™ system which enables cellular companies to concentrate on small to medium systems for future growth opportunities. We are partnered with General Communication Inc. in Alaska to offer SatCell™ to various rural communities. In addition, we recently designed and integrated the IPTV video distribution facility for SES Americom in the launch of its IP-Prime satellite solution that enables telephone companies in the United States to bundle television channels with their voice and broadband services.

Pre-Engineered Systems.    Our product line of pre-engineered systems includes fixed satellite terminal products marketed under the Summit™ brand and mobile/transportable satellite terminal products marketed under the Explorer™ brand. Summit satellite terminals have antenna apertures from sub-meter to 21 meters in diameter and use pre-engineered building blocks that assure high-reliability and rapid response. Explorer™ satellite terminals have antenna apertures from sub-meter to 3 meters in diameter and use highly integrated electronics in order to provide ease of operation, low cost, light weight and small size. Our pre-engineered systems also include a line of AxxSys® network management systems designed for management and control of satellite-terrestrial networks and include flexible interface devices that can be configured to communicate with satellite communications equipment and networking equipment from various manufacturers.

Managed Network Services.    Our managed network services include content distribution, Internet and data, VSAT multi-mode and IP telephony, and can be offered on either a standardized or customized basis to meet our customers’ needs. In designing custom solutions for our customers, we utilize our expertise in satellite communications, IP-based communications networks and information technology. Our managed network services leverage our world-class infrastructure including our teleports, 24/7 NOCs and data centers located in Hauppauge, New York and Laurel, Maryland. These facilities have DoD facility clearance and have multiple connections to the PSTN, multiple redundant fiber rings and emergency backup power systems. As an example of our service offerings, we distribute real-time weather information for the National Weather Service (NWS) as a sub-contractor under Raytheon’s 10-year contract with the NWS. Also, we have recently been capitalizing on the full capabilities of our facilities, and began providing long-term co-location and teleport services for Showtime Networks Inc. through a custom-designed broadcast center at our facility.

Life Cycle Support Services.    Our life cycle support services include installation, network monitoring, help desk and maintenance services. We are able to offer these life cycle support services by leveraging our facilities infrastructure, including our teleports, NOCs and our data centers, as well as our personnel and network of skilled technicians. We have maintenance partners in over 40 countries that provide us access to skilled technicians who can cover most areas of the world. We provide these services on either a stand-alone basis, or bundled with infrastructure solutions. Recently, we began providing multi-year life cycle support services for a U.S.-wide satellite network, which we implemented for a major government agency, under a sub-contract from Harris Corporation.

Our Strengths

We believe we have the following competitive advantages:

Ability to Provide Complete, Integrated Solutions and Services.    Our experience gained from completing hundreds of systems integration projects and developing pre-engineered products has enabled us to refine our designs, add features and improve performance. This integration and engineering design expertise, combined with our managed network and life cycle support services, enable us to provide our customers with a complete end-to-end solution. For example, we designed and currently maintain both a district and government communications network for Afghan Telecom, which provides telecommunications and Internet services to over 300 cities, towns and districts within Afghanistan. Our network design methodology, including the use of COTS-based components, allows us to provide innovative designs that meet the speed, mobility, bandwidth, interoperability and customization needs of our diverse customer base.

Engineering Expertise.    We believe we have one of the largest and most experienced in-house engineering staffs in our industry segment with over 125 engineers. Our engineers provide us the ability to win and successfully execute large contracts acting as either a prime contractor or sub-contractor. We have deep design and engineering expertise in satellite earth stations and network design, broadcast engineering, IP-based network engineering and network management.

Technology Leadership Position in Complex, IP-based Networks.    We leverage our design and engineering expertise to enter new markets that utilize next generation technologies involving complex, IP-based networks. Our satellite and terrestrial-based infrastructure solutions and services are ideally suited for ‘‘quadruple play’’ services. For example, we recently became one of the first companies to participate in the design and delivery of a satellite-based MPEG4 IPTV video distribution facility, and have developed a proprietary, patent-pending technology called SatCell™ that optimizes mobile backhaul for transmission over satellite using state-of-the-art technology.

Strong Customer Base with an Emphasis on Long-Standing Relationships.    Our customers include U.S. and foreign governments and governmental agencies, defense companies, communications service providers, broadcasters and media and entertainment companies worldwide. Our U.S. and foreign government customers include both military and civilian departments and agencies. We operate as a prime contractor on the majority of our programs and also partner as a sub-contractor with leading defense companies. Our communications service provider, broadcast and media and entertainment customers include several Fortune 500 companies. The personal attention and one-on-one responsiveness we provide through our account management philosophy allow our engineers and salespeople to build long-standing relationships with our customers. These strong relationships help us to identify and capitalize on new opportunities with existing customers and win new business.

Global Capabilities.    From Globecomm’s inception, we have viewed the satellite communications market as a global opportunity and have established sales teams focused on specific emerging growth regions or countries. These teams receive training tailored to the specific region of the world where they have account coverage responsibilities. In addition, by utilizing our strategically located teleports and our network of maintenance partners in over 40 countries, we are able to provide our satellite-based infrastructure solutions and services on a global basis. To support our global strategy, we maintain sales offices in the United Kingdom, United Arab Emirates, Hong Kong and Afghanistan. In the nine months ended March 31, 2007, approximately 50% of our revenues came from sales outside the United States.

Recurring Revenues and Diversified Services Business Model.    Our service revenues are largely recurring in nature, can consist of multi-year contracts that extend for terms of up to ten years and serve to complement our infrastructure solutions business. Our infrastructure solutions business has a global focus and is well-diversified to reduce dependence on any single region, customer, technology, application or product.

Inclusion in Government Buying Agreements.    In June 2006 we were awarded a multiple award schedule by the U.S. Government General Services Administration (GSA) which allows us to offer our satellite communications solutions directly to authorized civilian and defense agencies. In addition, in September 2006, we were selected to participate in the U.S. Army Worldwide Satellite Systems (WWSS) $5 billion program for the next five years. These contracts enable us to increase our market share in the government sector and provide us access to U.S. Government agencies to which we have not provided systems and services in the past. By having pre-negotiated terms and conditions, and in some cases pre-negotiated rates for products and services, these contracts allow the Government to issue orders more quickly and avoid lengthy proposal evaluation and negotiation cycles. These contracts are often structured as indefinite delivery indefinite quantity (IDIQ) contracts. In the last 18 months, we have been chosen to participate in three IDIQ contracts with the U.S. Government.

Our Facilities.    We have world-class infrastructure including strategically positioned teleports, 24/7 NOCs, and data centers located in Hauppauge, New York and Laurel, Maryland, and access to third-party teleports that expand our coverage in Los Angeles, Hong Kong and Poland. Our New York and Maryland facilities have DoD facility clearance and have multiple connections to the PSTN, multiple redundant fiber rings and emergency backup power systems. Our infrastructure allows us to design, install, integrate, support, manage and operate our customers’ systems and networks within a single facility. We believe we have sufficient fiber connectivity capabilities to accommodate rising revenues and increased network traffic. During the 12 month period ended March 31, 2007, we invested $14.1 million in our facilities infrastructure and believe this allows us to achieve substantial operating leverage in our services business model.

Highly Experienced Management and Operations Teams.    Our senior management team has worked together for over twenty-five years and has extensive experience in both the satellite and wireless communications sectors. We believe our senior management team has demonstrated a proven ability to build a global business and deliver strong operational and financial performance. In addition, due to their engineering background and many years of experience with Globecomm and similar companies, our operations staff effectively supports senior management across all of our solution and service offerings.

Our Growth Strategy

Our mission is to be the leading provider of end-to-end satellite-based communications infrastructure solutions and services. Key elements of our strategy include:

Target High-Growth Markets.    We target what we believe are high-growth segments of the satellite communications industry, including secure communications for government and commercial customers, IP-based networks that facilitate ‘‘quadruple play’’ services and pre-engineered COTS-based systems.

Further Expand Our Solution and Services Offering.    We have expanded our solutions and services in recent years beyond systems integration to include pre-engineered systems, managed network services and global life cycle support services. Our customized design and engineering projects provide us with new skill sets and practices that often become the basis for standardized systems or pre-engineered solutions. Furthermore, certain major projects in managed network services facilitate our entry into new markets and services. As an example, we recently expanded our broadcast business following the completion of a NOC for Showtime Networks Inc. which now broadcasts over 25 channels of content from our headquarters in Hauppauge, New York.

Margin Expansion.    Our strategy is to capitalize on opportunities to increase margins in both our solutions and services segments. Accordingly, we are continually taking steps to improve our margins over the long-term, including focusing on the development and sale of higher margin products and solutions and leveraging our existing service infrastructure. In our solutions business, we believe that sales of pre-engineered systems to government customers contributes to margin improvement. In our services business, we believe that our existing investments in facilities and personnel will provide sufficient capacity to allow for higher contribution margins on sales of additional services.

Selectively Pursue Acquisitions.    We will continue to pursue strategic acquisitions that broaden our solution and services offerings, enhance our position within the markets that we currently serve and enable us to penetrate new markets or provide us complementary technological or industry expertise. We believe that the satellite infrastructure and services market is fragmented and that acquisition opportunities exist that may meet our acquisition criteria. We plan to continue to employ a selective and disciplined approach when evaluating acquisition opportunities and believe acquisitions will provide us with a platform for additional growth in the future.

Continue to Pursue Overseas Markets.    A substantial portion of our revenues are generated in overseas markets. We believe that emerging economies, including those of Asia, the Middle East, Africa and South America, represent significant opportunities for future growth. Examples of opportunities for future growth are emerging businesses overseas providing digital media (e.g., television programming) direct to handheld devices and expansion of mobile networks outside the United States to include rural telephone service at low cost based on IP-based soft-switched networks.

Increase Revenues per Customer.    We have an opportunity to provide our existing infrastructure customers with additional services that are complementary to our infrastructure solutions and, likewise, we seek to market our infrastructure solutions to our existing communication services customers. Our primary strategy is to first provide infrastructure solutions to our customers and then leverage our communications services expertise into long-term service contracts with recurring revenue streams. An example of this strategy is the $13 million contract we had to provide earth stations to the Federal Aviation Administration in conjunction with Harris Corporation, which led to a $5.5 million contract ($12.7 million with options) for life cycle support and managed services.

Recent Acquisition

On May 2, 2007, we acquired the GlobalSat division of Lyman Bros., Inc. GlobalSat is a global provider of satellite-based telecommunications services headquartered in Laurel, Maryland. The acquisition of GlobalSat significantly increases our recurring revenue base, particularly in the government marketplace. It also increases our U.S. Government-cleared staff from approximately 30 to approximately 100, provides us with a second DoD-cleared facility comprised of a teleport, NOC and data center and strengthens our management team. We believe that the acquisition will accelerate our penetration of the government marketplace, significantly increase our services revenue and expand our margins.

The GlobalSat business operates in the data communication services segment of our business under the name of Globecomm Services Maryland LLC, which is our wholly-owned subsidiary. We acquired the GlobalSat business for a purchase price of $18.5 million in cash. The purchase price was funded in part through a five-year $16.0 million acquisition term loan.

The Offering

Common Stock offered by Globecomm	3,500,000 shares

Common Stock to be outstanding after this offering	20,405,449 shares

Use of proceeds	Repayment of debt incurred to acquire GlobalSat, general corporate purposes, working capital and possible acquisitions.

Risk Factors	See the ‘‘Risk Factors’’ section and other information included in this prospectus supplement, the accompanying prospectus and incorporated by reference for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Nasdaq Global Market symbol	‘‘GCOM’’

The information above as of June 30, 2007 excludes (a) outstanding options to purchase up to 1,863,340 shares of common stock, (b) 37,000 shares of unvested restricted stock, (c) warrants to purchase 232,500 shares of common stock, (d) 738,800 shares of common stock reserved for future issuance under our 2006 Stock Incentive Plan and (e) 525,000 shares of common stock subject to the underwriters’ overallotment option.

SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated statement of operations data for the fiscal years ended June 30, 2006, June 30, 2005 and June 30, 2004 and the selected consolidated balance sheet data as of June 30, 2006 and June 30, 2005 have been derived from consolidated financial statements audited by Ernst & Young LLP, independent registered public accounting firm, not included in this prospectus supplement. The selected consolidated statement of operations data for the nine months ended March 31, 2007 and March 31, 2006, the selected consolidated balance sheet data as of March 31, 2007, the selected combined pro forma statement of operations data for the nine months ended March 31, 2007 and the pro forma selected consolidated balance sheet data as of March 31, 2007 have been derived from our unaudited financial statements not included in this prospectus supplement. This data should be read in conjunction with our consolidated financial statements and related notes and ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ appearing in our Annual Report on Form 10-K, our Quarterly Report on Form 10-Q for the nine months ended March 31, 2007 and our current report on Form 8-K/A filed with the SEC on July 16, 2007.

	Fiscal Years Ended June 30,			Nine Months Ended March 31, 2006 (unaudited)	Nine Months Ended March 31, 2007 (unaudited)	Pro Forma Nine Months Ended March 31, 2007(1) (unaudited)
	2004	2005	2006
Consolidated Statement of Operations Data:	(in thousands, except per share data)
Revenues:
Revenues from ground segment systems, networks and enterprise solutions	$73,305	$90,656	$97,967	$69,358	$77,630	$77,630
Revenues from data communications services	13,931	18,928	28,069	21,171	23,927	42,250
Total revenues	87,236	109,584	126,036	90,529	101,557	119,880
Costs and expenses:
Cost from ground segment systems, networks and enterprise solutions	63,282	75,357	81,410	57,842	62,502	62,502
Costs from data communications services	12,992	15,527	23,605	17,584	19,694	33,945
Selling and marketing	4,808	5,821	7,029	5,000	5,831	6,532
Research and development	1,328	1,021	1,052	538	963	963
General and administrative	6,529	7,596	9,589	7,187	8,398	10,390
Total cost and operating expenses	88,939	105,322	122,685	88,151	97,388	114,332
Income (loss) from operations	(1,703)	4,262	3,351	2,378	4,169	5,548
Interest income	271	444	965	703	1,007	954
Interest expense	—	—	—	—	—	716
Gain on liquidation of foreign subsidiary	—	—	264	—	—	—
Gain on sale of available-for sale securities	91	132	—	—	—	—
Gain on sale of investment	—	40	—	—	—	—
Income (loss) before income taxes.	(1,341)	4,878	4,580	3,081	5,176	5,786
Provision for income taxes	—	64	88	92	122	121
Net income (loss)	(1,341)	4,814	4,492	2,989	5,054	5,665
Basic net income (loss) per common share	(0.10)	0.33	0.30	0.20	0.32	0.36
Diluted net income (loss) per common share	(0.10)	0.32	0.29	0.19	0.31	0.34
Weighted-average shares used in the calculation of basic net income (loss) per common share	13,346	14,422	15,001	14,940	15,620	15,620
Weighted-average shares used in the calculation of diluted net income (loss) per common share	13,346	14,966	15,608	15,547	16,473	16,473

	June 30		March 31, 2007 (unaudited)	Pro Forma March 31, 2007(1) (unaudited)	Pro Forma As Adjusted(2) (unaudited)
	2005	2006
Consolidated Balance Sheet Data:	(in thousands)
Cash and cash equivalents	$25,609	$24,512	$29,768	$26,719	$49,479
Working capital	$36,520	43,695	44,017	32,172	58,132
Total assets	$86,378	93,234	110,425	135,494	158,254
Total liabilities (includes indebtedness)	$26,241	26,218	32,005	57,074	41,074
Stockholders’ equity	$60,137	67,016	78,420	78,420	117,180

(1)	Reflects the pro forma combined statement of operations of Globecomm and GlobalSat as if the GlobalSat acquisition had taken place on July 1, 2006 and the pro forma combined balance sheet data as if the acquisition had taken place on March 31, 2007.
(2)	Reflects the application of the estimated net proceeds of the offering (at an assumed public offering price of $11.87 per share) and assumes no exercise by the underwriters of their overallotment option.

CORPORATE INFORMATION

Globecomm was incorporated in Delaware in August 1994. Our principal executive office and mailing address is 45 Oser Avenue, Hauppauge, New York 11788, and our telephone number is (631) 231-9800.

Our website is located at www.globecommsystems.com. The information contained on our website is not a part of this prospectus supplement or the accompanying prospectus.

RISK FACTORS

Before purchasing our common stock, you should carefully consider the risks described under ‘‘Risk Factors’’ in our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus supplement or incorporated by reference into this prospectus supplement, in light of your particular investment objectives and financial circumstances. The risks so described are not the only risks facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is traded on the Nasdaq Global Market under the symbol ‘‘GCOM.’’ The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock, as reported by the Nasdaq Global Market.

	High	Low
Fiscal Year Ended June 30, 2007
First Quarter	$8.91	$6.30
Second Quarter	9.70	8.02
Third Quarter	11.63	8.85
Fourth Quarter	15.05	10.17
Fiscal Year Ended June 30, 2006
First Quarter	8.44	5.77
Second Quarter	8.35	5.89
Third Quarter	7.98	5.88
Fourth Quarter	8.15	6.38
Fiscal Year Ended June 30, 2005
First Quarter	7.58	4.81
Second Quarter	6.80	5.08
Third Quarter	7.23	5.31
Fourth Quarter	6.34	5.09

The last reported sale price of our common stock on the Nasdaq Global Market on August 2, 2007 was $11.87 per share.

CAPITALIZATION

The following table sets forth our pro forma combined capitalization at March 31, 2007 and as adjusted to give effect to the issuance and sale of 3,500,000 shares of our common stock offered by us in this offering at an assumed public offering price of $11.87 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us:

	March 31, 2007		Pro Forma As Adjusted(2)
	Actual	Pro Forma(1)
		(unaudited) (inthousands)	(unaudited) (inthousands)
Current portion of long-term debt	$—	$3,384	$184
Long-term debt, excluding current portion	—	12,800	—
Stockholder’s equity:
Preferred Stock, $0.001 par value, 3,000,000 shares authorized; no shares issued and outstanding	—	—	—
Common stock, $0.001 par value; 50,000,000 shares authorized; 16,631,668 shares issued and outstanding; 20,131,668 shares issued and outstanding as adjusted	17	17	20
Additional paid-in capital	142,022	142,022	180,779
Accumulated deficit	(60,838)	(60,838)	(60,838)
Treasury Stock, at cost 465,351 shares	(2,781)	(2,781)	(2,781)
Total stockholders’ equity	78,420	78,420	117,180
Total capitalization	78,420	94,604	117,364

(1)	Reflects the pro forma combined capitalization of Globecomm and GlobalSat as if the GlobalSat acquisition had taken place on March 31, 2007.
(2)	Reflects the application of the estimated net proceeds of this offering and assumes no exercise by the underwriters of their overallotment option.

Please read this capitalization table together with the sections of this prospectus supplement entitled ‘‘Selected Consolidated Financial Data’’ and our financial statements and related notes thereto and ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations,’’ which are incorporated by reference in this prospectus supplement.

USE OF PROCEEDS

We expect the net proceeds from this offering (at an assumed public offering price of $11.87 per share) to be approximately $38,760,025 million after deducting underwriting discounts and commissions, and our estimated offering expenses, as described in ‘‘Underwriting’’ ($44,649,029, if the underwriters’ overallotment option is exercised in full). A portion of the net proceeds will be used to repay all the outstanding principal amount and accrued interest under our indebtedness to Citibank, N.A., which indebtedness funded our purchase of the GlobalSat division of Lyman Bros., Inc. As of the date of this prospectus supplement, the principal amount and accrued interest of this indebtedness was $15.2 million. This indebtedness matures in May 2012, with interest payable at the prime rate or LIBOR plus 225 basis points, at the discretion of the Company. The balance of the net proceeds from this offering will be used for working capital and general corporate purposes, including funding for acquisitions relating to complementary businesses, technologies and intellectual property. No acquisitions are currently at a stage at which they are probable of completion. Pending such uses, we intend to invest any excess proceeds in investment grade, interest-bearing securities.

KEY MANAGEMENT

Our executive officers include the following:

Name	Age	Position
David E. Hershberg	70	Chief Executive Officer and Chairman of the Board of Directors
Kenneth A. Miller	62	President and Director
Stephen C. Yablonski	60	Senior Vice President Sales, Marketing and Product Development
Andrew C. Melfi	54	Vice President, Chief Financial Officer and Treasurer
Paul J. Johnson	52	Senior Vice President, Customer Relations and Contracts and Corporate Secretary
Paul Eterno	51	Vice President of Human Resources

David E. Hershberg, 70, founded Globecomm in 1994 and has served as our Chief Executive Officer and Chairman of the Board of Directors since its inception. From 1976 to 1994, Mr. Hershberg was the President of Satellite Transmission Systems, Inc., or STS, a provider of satellite ground segment systems and networks, which he founded and which became a subsidiary of California Microwave, Inc., or CMI, and is currently part of Narda Satellite Networks, a subsidiary of L3 Communications Corporation. From 1990 to 1994, Mr. Hershberg also served as Group President of the Satellite Communications Group of CMI, where he also had responsibility for EFData, Inc., a manufacturer of satellite communications modems, and for Viasat Technology Corp., a manufacturer of communications systems which specialized in portable and mobile satellite communications equipment. Mr. Hershberg is a director of Primus Telecommunications Group, Inc., a telecommunications company providing long distance services. Mr. Hershberg holds a B.S.E.E. from Rensselaer Polytechnic Institute, an M.S.E.E. from Columbia University and an M.S. in Management Science from Stevens Institute of Technology.

Kenneth A. Miller, 62, has served as our President and a director since joining us in October 1994. From 1978 to 1994, he held various positions with STS, and succeeded Mr. Hershberg as President of STS in July 1994. Prior to his employment at STS, Mr. Miller was Manager of Satellite Systems at Comtech Telecommunications Corp. and a Satellite Communications Staff Officer with the United States Army. Mr. Miller holds a B.S.E.E. from the University of Michigan and an M.B.A. from Hofstra University.

Stephen C. Yablonski, 60, joined us as Vice President in June 1995. Mr. Yablonski served as one of our directors from June 1995 to November 2004, at which time he decided not to stand for re-election. In January 2003, he was promoted to the position of Senior Vice President Sales, Marketing and Product Development. From November 1999 to December 2002 he held the position of General Manager. From 1988 to 1995, he was employed by STS, most recently as Vice President of the Commercial Systems and Networks Division. Prior to his employment at STS, he was Vice President of Engineering at Argo Communications, a telecommunications services provider. Mr. Yablonski holds a B.S.E.E. from Brown University and an M.S.E.E. from the University of Pennsylvania.

Andrew C. Melfi, 54, has served as our Vice President and Treasurer since September 1997 and as Chief Financial Officer since joining the Company in January 1996. From 1982 to 1995, he was the Controller of STS. Mr. Melfi holds an M.B.A. and a B.B.A. in Accounting from Dowling College.

Paul J. Johnson, 52, has served as our Vice President of Contracts since joining us in October 1996 and as Corporate Secretary since 1998. In November 2004, he was promoted to Senior Vice President, Customer Relations and Contracts. From 1991 to 1996, he was Director of Contracts for STS. Mr. Johnson holds a B.B.A. from St. Bonaventure University.

Paul Eterno, 51, has served as our Vice President of Human Resources of the Company since November 1999 and he served as Senior Director of Human Resources from 1998 to 1999. From 1997 to 1998, Mr. Eterno served as a consultant to the Company. From 1995 to 1997, he served as Senior Vice President of Human Resources for US Computer Group, a turnkey provider of computer service maintenance and products. Prior to that, he served most recently as Senior Director of Human

Resources at STS, where he was employed from 1983 to 1995. Mr. Eterno holds a B.S. in Management from the New York Institute of Technology and an M.B.A. in Executive Management from St. John’s University.

Our key management team also includes the following:

Name	Age	Position
Thomas C. Coyle	57	Vice President and General Manager, Globecomm Systems
Keith A. Hall	38	Vice President and General Manager, Globecomm Network Services Corp.
William Raney	46	Vice President and General Manager, Globecomm Services Maryland LLC

Thomas C. Coyle, age 57, has served as Vice President and General Manager of Globecomm Systems since January 2003. From 2001 to 2003 he served as Vice President of Managed Networks and from 1999 to 2001 as Senior Director of Engineering of Globecomm Systems. From 1994 to 1998 he was Director of Systems Programs for STS. Prior to joining STS he was employed by Norden Systems, a division of United Technologies Corp. from 1972 to 1993 where he held positions as a radar systems design engineer, engineering manager and program manager. Mr. Coyle holds a B.S.E.E. from Hofstra University.

Keith A. Hall, age 38, has served as Vice President and General Manager of Globecomm Network Services Corp. since November 2003 and he served as Senior Director of Project Management from 2000 to 2003. From 1996 to 1999 he was employed by Globecomm Systems as a senior project engineer. From 1992 to 1996 he was employed by STS as a systems engineer. Mr. Hall holds a B.SE.E. from Auburn University and an MBA from Dowling College of New York.

William Raney, age 46, has served as Vice President and General Manager of Globecomm Services Maryland LLC since the acquisition of GlobalSat in May 2007. From 1995 to April 2007, he was employed by Lyman Bros., Inc., most recently as Chief Operating Officer of Lyman Bros., Inc. and President of GlobalSat. Prior to joining Lyman Bros., Inc. he was employed by Exxon Company USA from 1984 to 1993 where he held the position of telecommunication coordinator.

UNDERWRITING

Needham & Company, LLC and Stephens Inc. are acting as joint lead bookrunners in the offering. Subject to the terms and conditions stated in the underwriting agreement, Needham & Company, LLC, Stephens Inc. and Susquehanna Financial Group, LLLP have agreed to purchase, and we have agreed to sell to these underwriters, the number of shares set forth opposite their name below.

Underwriters	Number of Shares
Needham & Company, LLC
Stephens Inc.
Susquehanna Financial Group, LLLP
Total	3,500,000

Because A. Robert Towbin serves on our Board of Directors and as an Executive Vice President and Managing Director of Stephens Inc., Stephens Inc. may be deemed to be an ‘‘affiliate’’ of Globecomm under Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. (‘‘NASD’’). Accordingly, this offering will be made in compliance with the applicable provisions of Rule 2720, which require that the offering price of the common stock be no higher than that recommended by a ‘‘qualified independent underwriter,’’ as defined in Rule 2720. Needham & Company, LLC has assumed the responsibilities of acting as the qualified independent underwriter, has performed due diligence investigations and has reviewed and participated in the preparation of the registration statement and the prospectus related to this offering.

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares if they purchase any of the shares.

The underwriters propose to offer the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement. If all of the shares are not sold at the initial offering price, the underwriters may change the public offering price and the other selling terms.

We and our executive officers and directors have agreed that, for a period of 90 days from the date of the underwriting agreement, we and they will not, without the prior written consent of Needham & Company, LLC, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock, subject to certain exceptions. The exceptions permit our executive officers and directors to transfer shares of common stock as bona fide gifts and sales of common stock made under our preplanned trading program satisfying the requirements of Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended. Needham & Company, LLC in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice. The 90-day lock-up period may be extended if (1) during the last 17 days of the lock-up period we issue an earnings release, or publicly announce other material news or a material event relating to us, or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period. In either case, the lock-up period shall be extended until the expiration of the 18-day period beginning on the date of the earnings results or the public announcement regarding the material news or the occurrence of the material event, as applicable, unless Needham & Company, LLC waives, in writing, such extension.

We have granted the underwriters an option to buy up to 525,000 additional shares of our common stock. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of the prospectus supplement to exercise this option.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters, assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 525,000 shares:

Total
	Per Share	No Exercise	Full Exercise
Paid by Globecomm		$	$
TOTAL		$	$

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriter in the offering, which creates a syndicate short position. The underwriters must close out any short sale by purchasing shares in the open market. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters repurchase shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the Nasdaq Global Market or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

In addition, in connection with this offering, the underwriters may engage in passive market making transactions in the common stock on the Nasdaq Global Market, prior to the pricing and completion of the offering. Passive market making consists of displaying bids on the Nasdaq Global Market no higher than the bid prices of independent market makers and making purchases at prices no higher than those independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when that limit is reached. Passive market making may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. If the underwriters commence passive market making transactions, they may discontinue them at any time.

We estimate that our total expenses of the offering, excluding the underwriting discount and commissions, will be approximately $500,000.

Stephens Inc. and Susquehanna Financial Group, LLLP have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their respective businesses.

This prospectus supplement and the accompanying prospectus in electronic format may be made available on the websites maintained by the underwriters. The underwriters may sell a number of shares to their online brokerage account holders. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and liabilities resulting from any breach by us of the underwriting agreement, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby will be passed upon by our counsel, Kramer Levin Naftalis & Frankel LLP of New York, New York. Choate, Hall & Stewart LLP of Boston, Massachusetts is acting as counsel for the underwriters in connection with various legal matters relating to the shares of common stock offered hereby.

EXPERTS

The consolidated financial statements of Globecomm Systems Inc. included in the Company’s Annual Report (Form 10-K) for the year ended June 30, 2006 (including the schedule appearing therein), the Company’s management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2006 included therein, and the combined financial statements of GlobalSat LLC for the year ended December 31, 2006 included in the Company’s Report on Form 8-K/A have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Therefore, we file reports, proxy statements and other information with the SEC. You can read and copy all of our filings at the SEC’s public reference facilities in Washington, D.C., New York, New York and Chicago, Illinois. You may obtain information on the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0300. You can also read and copy all of our filings at the offices of the NASDAQ Global Market, 1735 K Street N.W., Washington, D.C. 20006. You may also obtain our SEC filings from the SEC’s website on the Internet that is located at http://www.sec.gov.

We ‘‘incorporate by reference’’ the information we file with the SEC, which means that we can disclose important information to you by referring you to another document we file with the SEC. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus supplement but before the end of any offering made under this prospectus supplement and the accompanying prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended June 30, 2006, filed with the SEC on September 13, 2006;

•	our Quarterly Report on Form 10-Q for the period ended March 31, 2007, filed with the SEC on May 10, 2007;

•	our Quarterly Report on Form 10-Q for the period ended December 31, 2006, filed with the SEC on February 9, 2007;

•	our Quarterly Report on Form 10-Q for the period ended September 30, 2006, filed with the SEC on November 9, 2006;

•	our current reports on Form 8/K filed with the SEC on September 12, 2006, November 2, 2006, November 6, 2006, February 6, 2007, April 24, 2007, May 8, 2007 and May 10, 2007;

•	our current report on Form 8-K/A filed with the SEC on July 16, 2007;

•	our definitive Proxy Statement on Schedule 14A, filed with the SEC on October 13, 2006 in connection with our 2006 annual meeting of stockholders; and

•	the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on July 15, 1997 under Section 12(g) of the Securities Exchange Act of 1934, as amended, including all amendments or reports filed for the purpose of updating such description.

You should read the information relating to us in this prospectus supplement and the accompanying prospectus together with the information in the documents incorporated by reference.

Any statement contained in a document incorporated by reference herein, unless otherwise indicated therein, speaks as of the date of the document. Statements contained in this prospectus supplement and the accompanying prospectus may modify or replace statements contained in the documents incorporated by reference. In addition, some of the statements contained in one or more of the documents incorporated by reference may be modified or replaced by statements contained in a document incorporated by reference that is filed thereafter.

You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at Globecomm Systems Inc., 45 Oser Avenue, Hauppauge, New York 11788, Attention: Investor Relations, Telephone: (631) 231-9800.

PROSPECTUS

GLOBECOMM SYSTEMS INC.

$50,000,000

COMMON STOCK

We may from time to time in one or more offerings sell up to $50,000,000 in the aggregate of shares of our common stock.

This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide the specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in the prospectus. You should read this prospectus and the applicable prospectus supplement, as well as the documents incorporated by reference or deemed incorporated by reference into this prospectus, carefully before you invest in any securities. This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement.

Our common stock is traded on the Nasdaq Global Market under the symbol ‘‘GCOM.’’ Each prospectus supplement will contain information, where applicable, as to any listing on the Nasdaq Global Market or any other securities exchange of the securities covered by the prospectus supplement.

Investing in our securities involves a high degree of risk. Risks associated with an investment in our securities will be described in the applicable prospectus supplement and certain of our filings with the Securities and Exchange Commission, as described in ‘‘Risk Factors’’ on page 2.

The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section entitled ‘‘Plan of Distribution.’’ If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 2, 2007

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the Commission, utilizing a ‘‘shelf’’ registration process. Under this shelf registration process, we may offer from time to time up to $50,000,000 in the aggregate of shares of our common stock.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement together with additional information described below under ‘‘Information Incorporated by Reference.’’

This prospectus does not contain all the information provided in the registration statement we filed with the Commission. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under ‘‘Where You Can Find More Information.’’

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information that we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT GLOBECOMM SYSTEMS

Globecomm Systems Inc., or Globecomm, was incorporated in Delaware in August 1994. We provide end-to-end value-added satellite-based communication products, services and solutions by leveraging our core satellite ground segment systems and network capabilities, with the satellite communication services capabilities that are provided by our wholly-owned subsidiary, Globecomm Network Services Corp.

The products and services we offer include: pre-engineered systems, systems design and integration services, managed network services and life cycle support services. To provide these products and services, we engineer all the necessary satellite and terrestrial facilities as well as provide the integration services required to implement those facilities. We also operate and maintain managed networks and provide life cycle support services on an ongoing basis. Our customers generally have network service requirements that include point-to-point or point-to-multipoint connections via a hybrid network of satellite and terrestrial facilities. These customers are communications service providers, commercial enterprises, media and content broadcasters and government and government related entities. Our business is global and subject to technological and business trends in the telecommunications marketplace. We derive much of our revenue from government and government-related entities and developing countries.

Our solutions business is built on the foundation of our core business as a supplier of ground segment systems and networks for satellite-based communications. We provide these ground segment systems and networks on a contract basis. We provide end to end value added satellite-based communication solutions by combining ground segment systems and networks with managed network services and life cycle support services. These solutions include the necessary hardware and software to support a wide range of network applications using satellite, broadcast and terrestrial technologies.

Our principal executive office and mailing address is 45 Oser Avenue, Hauppauge, New York 11788, and our telephone number is (631) 231-9800.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under ‘‘Risk Factors’’ in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, or any updates in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. The risks so described are not the only risks facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, and any accompanying prospectus supplement will contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Also, documents that we incorporate by reference into this prospectus, including documents that we subsequently file with the Commission, will contain forward-looking statements. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words ‘‘may,’’ ‘‘will,’’ ‘‘could,’’ ‘‘should,’’ ‘‘expect,’’ ‘‘anticipate,’’ ‘‘intend,’’ ‘‘estimate,’’ ‘‘believe,’’ ‘‘project,’’ ‘‘plan,’’ ‘‘assume’’ or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained or incorporated by reference in this prospectus and any prospectus supplement regarding our future strategy, future operations, projected financial position, proposed products, estimated future revenues, projected costs, future prospects, the future of our industry and results that might be obtained by pursuing management’s current plans and objectives are forward-looking statements.

You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus, the date of any prospectus supplement, or, in the case of forward-looking statements incorporated by reference, the date of the filing that includes the statement. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus and supplements to this prospectus under the caption ‘‘Risk Factors,’’ as well as in our most recent Annual Report on Form 10-K, including without limitation under the captions ‘‘Risk Factors’’ and ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations,’’ and in other documents that we may file with the Commission, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus and any prospectus supplement.

USE OF PROCEEDS

Our management will have broad discretion over the use of the net proceeds from the sale of the securities offered in this prospectus. Unless otherwise indicated in any accompanying prospectus supplement, we currently intend to use the net proceeds from the sale of the securities offered in this prospectus for general corporate purposes and working capital requirements. We also may use such proceeds to fund acquisitions of businesses, technologies, products or assets that complement our current business. Pending use of the proceeds, we intend to invest the proceeds in short-term money market funds with portfolios of investment grade corporate and government securities.

PLAN OF DISTRIBUTION

We may sell the offered securities on a negotiated or competitive bid basis to or through underwriters or dealers. We may also sell the securities directly to institutional investors or other purchasers or through agents. We will identify any underwriter, dealer, or agent involved in the offer and sale of the securities, and any applicable commissions, discounts and other terms constituting compensation to such underwriters, dealers or agents, in a prospectus supplement.

We may distribute the securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale of any of the securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless stated otherwise in a prospectus supplement, the obligation of any underwriters to purchase the securities will be subject to certain conditions and the underwriters will be obligated to purchase all of the applicable securities if any are purchased. If a dealer is used in a sale, we may sell the securities to the dealer as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. In effecting sales, dealers engaged by us may arrange for other dealers to participate in the resales.

We or our agents may solicit offers to purchase securities from time to time. Unless stated otherwise in a prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. In addition, we may enter into derivative, sale or forward sale transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such transaction, the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us or others to close out any related short positions. We may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in the event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement. The third party in such transactions will be an underwriter and will be identified in the applicable prospectus supplement or a in a post-effective amendment.

In connection with the sale of the securities, underwriters or agents may receive compensation (in the form of discounts, concessions or commissions) from us or from purchasers of securities for whom they may act as agents. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be ‘‘underwriters’’ as that term is defined in the Securities Act of 1933, or the Securities Act, and any discounts or commissions received by them from us and any profits on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Compensation as to a particular underwriter, dealer or agent might be in excess of customary commissions and will be in amounts to be negotiated in connection with transaction involving the securities. We will identify any such underwriter or agent, and we will describe any such compensation paid, in the related prospectus supplement. Maximum compensation to any underwriters, dealers or agents will not exceed any applicable NASD limitations.

Underwriters, dealers and agents may be entitled, under agreements with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

If stated in a prospectus supplement, we will authorize agents and underwriters to solicit offers by certain specified institutions or other persons to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specific date in the future. Institutions with whom such contracts may be made include commercial savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but shall in all cases be subject to our approval. Such contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts. The obligations of any purchase under any such contract will be subject to the condition that the purchase of the securities shall not be prohibited at the time of delivery under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of such contracts.

If underwriters or dealers are used in the sale, until the distribution of the securities is completed, Commission rules may limit the ability of any such underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, representatives of any underwriters are permitted to engage in certain transactions that stabilize the price of the securities. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. If the underwriters create a short position in the securities in connection with the offering (in other words, if they sell more securities than are set forth on the cover page of the prospectus supplement), the representatives of the underwriters may reduce that short position by purchasing securities in the open market. The representatives of the underwriters also may elect to reduce any short position by exercising all or part of any over-allotment option we may grant to the underwriters, as described in the prospectus supplement. In addition, the representatives of the underwriters may impose a penalty bid on certain underwriters and selling group members. This means that if the representatives purchase securities in the open market to reduce the underwriters’ short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering. In general, purchases of a security for the purpose of stabilizing or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have the effect of causing the price of the securities to be higher than it would otherwise be. If commenced, the representatives of the underwriters may discontinue any of the transactions at any time. These transactions may be effected on any exchange on which the securities are traded, in the over-the-counter market, or otherwise.

Certain of the underwriters or agents and their associates may engage in transactions with and perform services for us or our affiliates in the ordinary course of their respective businesses.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon for us by Kramer Levin Naftalis & Frankel LLP, New York, New York.

EXPERTS

The consolidated financial statements and schedule of Globecomm Systems Inc. appearing in Globecomm Systems Inc.’s Annual Report (Form 10-K) for the year ended June 30, 2006 and Globecomm Systems Inc. management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements and management’s assessment, have been incorporated herein by reference, in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, as well as registration and proxy statements and other information, with the Commission. These documents may be read and copied at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can get further information about the Public Reference Room by calling 1-800-SEC-0330. The Commission also maintains an Internet web site at www.sec.gov that contains reports, registration statements and other information regarding registrants like us that file electronically with the Commission.

This prospectus is part of a registration statement on Form S-3 filed by us with the Commission under the Securities Act. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits thereto filed with the Commission. For further information with respect to us and the securities offered hereby, you should refer to the complete registration statement on Form S-3, which may be obtained from the locations described above. Statements contained in this prospectus or in any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

INFORMATION INCORPORATED BY REFERENCE

The Commission allows us to ‘‘incorporate by reference’’ the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. The following documents filed with the Commission are incorporated by reference in this prospectus:

•	our Annual Report on Form 10-K for the year ended June 30, 2006, filed with the Commission on September 13, 2006;

•	our Quarterly Report on Form 10-Q for the period ended September 30, 2006, filed with the Commission on November 9, 2006;

•	our Quarterly Report on Form 10-Q for the period ended December 31, 2006, filed with the Commission on February 9, 2007;

•	our Current Reports on Form 8-K filed with the Commission on September 12, 2006, November 2, 2006, November 6, 2006 and February 6, 2007;

•	our definitive Proxy Statement on Schedule 14A, filed with the Commission on October 13, 2006 in connection with our 2006 annual meeting of shareholders; and

•	the description of our common stock contained in our registration statement on Form 8-A, filed with the Commission on July 15, 1997 under Section 12(g) of the Securities Exchange Act of 1934, including all amendments or reports filed for the purpose of updating such description.

We are also incorporating by reference any future filings we make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed, including those made between the date of filing of the initial registration statement and prior to effectiveness of the registration statement, except for information furnished under Item 2.02 or Item 7.01 of our Current Reports on Form 8-K which is not deemed to be filed and not incorporated by reference herein.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing or calling us at Globecomm Systems Inc., 45 Oser Avenue, Hauppauge, New York 11788, telephone number (631) 231-9800, Attention: Andrew C. Melfi, Chief Financial Officer, email: amelfi@globecommsystems.com. The documents incorporated herein by reference may be accessed on our website at www.globecommsystems.com.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation provides that, except to the extent prohibited by the Delaware General Corporation Law, our directors shall not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as our directors. Under Delaware law, the directors have a fiduciary duty to us which is not eliminated by this provision of the Certificate of Incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non monetary relief will remain available. In addition, each director will continue to be subject to liability under Delaware law for breach of the director’s duty of loyalty to us, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law. This provision also does not affect the directors’ responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. We have obtained liability insurance for our officers and directors. Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) arising under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit. Delaware law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, vote of stockholders or otherwise. Our Certificate of Incorporation, as amended, eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law and provides that to the fullest extent permitted by law, we shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was our director or officer, or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate of Incorporation. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

3,500,000 Shares

GLOBECOMM SYSTEMS INC.

Common Stock

Prospectus Supplement

Needham & Company, LLC	Stephens Inc.

Susquehanna Financial Group, LLLP

August        , 2007